UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 9, 2008
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
     On September 9, 2008, Reynolds American Inc. (“RAI”) announced restructuring charges and a workforce reduction related to changes planned in the organizational structures at RAI and its largest subsidiary, R. J. Reynolds Tobacco Company (“RJRT”). In August, the companies began a comprehensive business analysis to identify ways to simplify programs and processes, reduce complexity and improve productivity across their organizations. The companies will be streamlining non-core business processes and programs to allocate additional resources to strategic growth initiatives, and RJRT is making a modification to its brand-portfolio strategy. The majority of the workforce reduction will occur between third quarter 2008 and year-end 2009, with a few transitions extending into 2010.
     As a result of the restructuring and workforce reduction, RAI will record a pretax third quarter restructuring charge of approximately $90 million, or about $55 million after tax, representing severance, benefits and related costs. Estimated benefits from this restructuring and workforce reduction are expected to be approximately $100 million by year-end 2010, and annualized savings of about $55 million thereafter.
     A copy of the press release announcing the restructuring charges and workforce reduction is attached to this Current Report on Form 8-K as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following is furnished as an Exhibit to this Report.

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated September 9, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.
By:	/s/ Frederick W. Smothers
	Name:	Frederick W. Smothers
	Title:	Senior Vice President and Chief Accounting Officer
Date: September 10, 2008

INDEX TO EXHIBITS

Number	Exhibit

99.1	Press Release of Reynolds American Inc., dated September 9, 2008.